Exhibit 16.1

                              MOEN & COMPANY LLP
                                 PO BOX4885
                           349 West Georgia Street
                             Vancouver BC V6B 3Z3



August 7, 2007

U.S. Securites and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549

RE: 2-Track Global, Inc.

To Whom It May Concern:

I was the former independent public accountant for 2-Track Global, Inc. (the "Company") for the fiscal years ended December 31, 2005 and 2004 and up until my retirement in July, 2006.

During the two years preceeding the date of this letter, there were no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moen & Company LLP, would have caused us to make reference in connection with our report to the subject matter of the disagreement. Furthermore, as of the date of this letter Moen & Company LLP had not advised the Company of any reportable events as defined in Item 304 (a)(l)(iv)(B) of Regulation S-B.

The report of the independent registered public accounting firm of Moen & company LLP as of and for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principle. However, the reports contained a "going concern" paragraph.


Best regards,

_______________________
/s/MOEN & COMPANY LLP